     As filed with the Securities and Exchange Commission on April 24, 2002
                              File No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ISONICS CORPORATION
               (Exact name of Registrant as specified in charter)

                   CALIFORNIA                     77-0338561
          (State or other jurisdiction        (I.R.S. Employer
        of incorporation or organization)     Identification No.)

                              5906 McIntyre Street
                             Golden, Colorado 80403
                                 (303) 279-7900
               (Address, including zip code and telephone number,
                  including area code of registrant's principal
                               executive offices)

                          James E. Alexander, President
                              5906 McIntyre Street
                             Golden, Colorado 80403
                                 (303) 279-7900
  (Name, address, including zip code and telephone number, including area code, of agent for service)

          It is requested that copies of all correspondence be sent to:
                         Herrick K. Lidstone, Jr., Esq.
                            Burns, Figa & Will, P.C.
                    6400 S. Fiddlers Green Circle, Suite 1030
                               Englewood, CO 80111
                         Telephone Number (303) 796-2666
                         Facsimile Number (303) 796-2777

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [xx]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                       Proposed maximum     Proposed maximum
Title of Shares         Amount to be   aggregate price         aggregate           Amount of
to be registered         registered       per unit           offering price     Registration Fee
----------------------------------------------------------------------------------------------------
Common (1)                100,000          $1.25               $125,000               $3.76
Common (2)                 50,000          $1.50                $75,000               $2.26
Common (3)              1,100,000          $1.00             $1,100,000             $ 33.11
Common (4)                200,000          $1.25               $250,000               $7.53
Common (5)              1,000,000          $1.00             $1,000,000             $ 30.10
                        ---------                            ----------             -------
Total                   2,450,000                            $2,550,000             $ 76.76

     The registration fee was calculated at the rate of $30.10 per $1,000,000 in accordance with Fee Rate Advisory 9 for fiscal year 2002. Pursuant to Rule 416 of the Securities Act of 1933 and as required by Section 2(a) of the registration rights agreement between Isonics and the Selling Stockholder, this registration statement shall be deemed to cover such additional shares as may be issued to the Selling Shareholder to prevent dilution resulting from future dividends, stock distributions, stock splits or similar transactions.

     (1) Shares which are issuable pursuant to the exercise of outstanding warrants to purchase common stock at $1.25 per share. We issued these common stock purchase warrants in March 2002 to vFinance Investments and to certain of its principals as a placement fee pursuant to a securities purchase agreement. The registration fee is based on the exercise price of the warrants pursuant to Rules 457(a) and (g).

     (2) Shares which are issuable pursuant to the exercise of outstanding warrants to purchase common stock at $1.50 per share. We issued these common stock purchase warrants in March 2002 to vFinance Investments and to certain of its principals as an investment banking fee pursuant to an investment banking agreement. The registration fee is based on the exercise price of the warrants pursuant to Rules 457(a) and (g).

     (3) Shares which are issuable pursuant to the conversion of Series 2002A 4% Convertible Promissory Notes at $1.00 per share. We issued notes aggregating $1,000,000 to five accredited investors in March 2002. Pursuant to the registration rights agreement, 110% of the number of shares into which the notes would be convertible is being registered. The registration fee is based on the conversion price of the notes pursuant to Rules 457(a) and (g).

     (4) Shares which are issuable pursuant to the exercise of outstanding common stock purchase warrants at $1.25 per share, which warrants were granted in March 2002 in connection with the 2002A 4% Convertible Promissory Note. The registration fee is based on the exercise price of the warrants pursuant to Rules 457(a) and (g).

     (5) Shares which are issuable pursuant to the exercise of warrants to purchase common stock at $1.00 per share. We are obligated to issue one warrant for each dollar in principal amount of the promissory notes we repay in cash on or before its maturity date. The registration fee is based on the exercise price of the Warrants pursuant to Rules 457(a) and (g).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

       Preliminary Prospectus, Subject to completion, dated April 24, 2002
                                   PROSPECTUS
                                   ----------
                               ISONICS CORPORATION

                        1,350,000 Shares of Common Stock
                   Offered for Resale by Selling Shareholders

     This Prospectus relates to the sale to the public of up to 1,350,000 shares of common stock of Isonics Corporation, a California corporation ("Isonics" or "We"), which are being offered and sold by the selling shareholders named on page 18 below, collectively referred to herein as the "Selling Shareholders." The shares being offered by the Selling Shareholders include:

     1,000,000      Shares issuable upon the conversion of or in payment of
                    Series 2002A 4% Convertible Promissory Notes at a price of
                    $1.00 per share; and

       350,000 Shares issuable upon the exercise of outstanding common stock purchase warrants exercisable at prices ranging from $1.25 to $1.50.

     1,000,000      Shares issuable upon the exercise of common stock purchase warrants which we may be obligated to issue, exercisable at $1.00 per share. IF WE ISSUE THESE WARRANTS, WE WILL NOT
                    ISSUE THE SHARES DESCRIBED IN THE FIRST ROW, ABOVE.

     Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "ISON." On April 12, 2002, our common stock's last reported sale price on the Nasdaq SmallCap Market was $1.19 per share.

     We will not receive any money from the sale of the shares, although we will receive from $0 to approximately $1,450,000 to the extent any of the Selling Shareholders exercise outstanding warrants for cash. We will pay all expenses incurred in connection with this offering except commissions and discounts, which any of the Selling Shareholders may pay to underwriters, dealers, brokers or agents. In addition, we will pay $2,500 to counsel to the Selling Shareholders in connection with its review of this registration statement, and an additional $1,500 in connection with his review of any post-effective amendment.

     The Selling Shareholders have advised us that none of them has made any commitments with respect to the sale of the shares, but that they may sell the shares from time-to-time on the Nasdaq SmallCap Market; in the over-the-counter market outside of Nasdaq; or in negotiated transactions other than the Nasdaq SmallCap Market or the over-the-counter market. Any of these sales may involve block transactions. The Selling Shareholders have advised us that any of them may sell the Shares at market prices at the time of sale, at prices related to prevailing market prices at the time of sale, or at other negotiated prices.

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8. We have not authorized anyone to give information or to make any representation other than as contained in this prospectus in connection with the offering described herein.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 24, 2002.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     We file annual, quarterly, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we have filed with the SEC in its public reference room at 450 Fifth Street N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-432-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies, including those that Isonics files electronically with the SEC.

     We also furnish Annual Reports to our shareholders that contain audited financial information.

     This prospectus is part of a registration statement (on Form S-3) we have filed with the SEC relating to our Common Stock described in this prospectus. As permitted by the SEC rules, this prospectus does not contain all of the information contained in the registration, accompanying exhibits and schedules we file with the SEC. You may refer to the registration, the exhibits and schedules for more information about our Company and our Common Stock. The registration statement, exhibits, and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the Internet.

     You should rely only on the information contained or incorporated by reference in this prospectus. Isonics has not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front cover of this prospectus.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2001.

     Our Quarterly Reports on Form 10-QSB for the quarters ended:

          July 31, 2001, filed on September 12, 2001;
          October 31, 2001, filed on December 14, 2001; and
          January 31, 2002, filed on March 12, 2002.

     Our Current Reports on Form 8-K, reporting events of:

          July 26, 2001;
          January 8, 2002;
          February 28, 2002; and
          March 22, 2002.

     Our Registration Statement on Form 8-A filed on August 20, 1997, registering our common stock and other securities registered under the Securities Exchange Act of 1934, as amended by Forms 8-A filed on March 10, 2000, May 30, 2000, May 11, 2001, May 14, 2001, and August 1, 2002.

     We also incorporate by reference any future filings we may make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act before the termination of this offering.

     We have not authorized any person to give any information, which is inconsistent with information contained in or incorporated into this prospectus. You should not rely on any inconsistent information.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:

          Isonics Corporation
          5906 McIntyre Street
          Golden, CO 80403
          Telephone No.: (303) 279-7900
          Facsimile No.: (303) 279-7300

     Additionally, the documents are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov.

              NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     In our effort to make the information in this prospectus more meaningful, this prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this prospectus are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

     The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Isonics to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this prospectus. In addition to the factors discussed under "Risk Factors," the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this prospectus:

     o    demand for, and acceptance of, our products;
     o    changes in development, distribution and supply relationships;
     o    the impact of competitive products and technologies;
     o the risk of operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia;
     o    dependence on future product development;
     o    the possibility of future customer concentration;
     o    our dependence on key personnel;
     o    the volatility of our stock price; and
     o    the impact of new technologies.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on the future results of Isonics. The forward-looking statements in this prospectus are made only as of the date of this prospectus and Isonics does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. Isonics cannot assure you that projected results will be achieved.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING OFFERED BY THE SELLING SHAREHOLDERS, AS WELL AS OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING IN THE DOCUMENTS INCORPORATED BY REFERENCE.

ISONICS CORPORATION

     Isonics is an advanced materials and technology company, which develops and commercializes products based on enriched stable and radioactive isotopes. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ISON." The market for our stock has historically been characterized generally by broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock.

     The address of our principal executive offices and our telephone and facsimile numbers at that address are as set forth on the previous page.

THE SECURITIES

     Currently our common stock, Class B common stock purchase warrants, and our Class C common stock purchase warrants are registered under the Securities Exchange Act of 1934, as amended and are quoted under the following symbols:

          Common stock:             ISON
          Class B warrants:         ISONL
          Class C warrants:         ISONZ

As of April 12, 2002, there were 10,824,812 shares of our Common Stock outstanding. If all of the warrants and Series 2002A 4% convertible promissory notes described in this Prospectus are exercised or converted (of which there can be no assurance), there would be an additional 1,350,000 shares of common stock outstanding. See "Description of Securities" commencing on page 22, of this Prospectus.

THE OFFERING

     The Selling Shareholders are offering up to 1,350,000 shares of common stock (the "Shares"). Of these:

     100,000 shares are issuable to seven Selling Shareholders should they exercise outstanding common stock purchase warrants exercisable at a price of $1.25 per share;

     50,000 shares are issuable to seven Selling Shareholders should they exercise outstanding warrants to purchase common stock exercisable at a price of $1.50 per share;

     1,000,000 shares are issuable to five Selling Shareholders should they convert Series 2002A 4% Convertible Promissory Notes into common stock at a price of $1.00 per share; and

     200,000 shares are issuable to five Selling Shareholders should they exercise outstanding warrants to purchase common stock exercisable at a price of $1.25 per share, which warrants were granted in connection with the 2002A 4% Convertible Promissory Notes.

     We have a right to repay the promissory notes in cash, but if we do so, we have an obligation to issue up to an additional 1,000,000 common stock purchase warrants (exercisable at $1.00) at the rate of one warrant for each $1.00 in principal cash payment. If we issue these warrants, we will not issue the 1,000,000 shares to holders of the Series 2002A 4% Convertible Promissory Notes because they will not have converted those Notes.

     The Selling Shareholders will receive all of the proceeds from the offer and sale of the Shares. We will receive proceeds to the extent any of the Selling Shareholders exercise the Warrants for cash.

     We will pay the costs related to the filing of the registration statement in which this Prospectus is included. The Selling Shareholders will pay their own expenses related to the offer and sale of the Shares, including any underwriter discounts or commissions.

                                  RISK FACTORS

     Any person considering the purchase of Isonics' common stock or warrants should understand that such purchase and ownership involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. Many of these risks are set forth in more detail in the documents incorporated by reference, each of which should be reviewed before making an investment in our securities. Among the risks that you should consider in determining whether to invest in our securities are the following:

UNLESS WE ARE ABLE TO DEVELOP AND SELL NEW PRODUCTS PROFITABLY, WE MAY BE UNABLE TO REMAIN COMPETITIVE, FURTHERING THE LIKELIHOOD THAT OUR LOSSES AND NEGATIVE CASH FLOW WILL CONTINUE

     We have not operated profitably since our 1996 fiscal year. We recognized net income for the year ended April 30, 2000, only because of the gain recognized on the sale of our depleted zinc assets to Eagle-Picher. In addition, through November 30, 1999, our revenues had historically been derived from our depleted zinc operations.

     As a consequence of our sale of the depleted zinc operations, our operations and our ability to generate revenues are more heavily dependent upon our ability to develop new products using stable and radioactive isotopes, and to market and sell those products profitably. We may be unable to develop products that can be profitably marketed and sold, which may prevent us from paying creditors as debts are due, and, in turn, may materially impact our ability to continue our business operations.

     WE ARE CRITICALLY SHORT OF WORKING CAPITAL FOR OUR OPERATIONS FOR A NUMBER OF REASONS. THESE REASONS INCLUDE:

     o    Continuing operating losses and negative cash flow;

     o Eagle-Picher's failure to pay the cash amounts it owes to us under our contractual arrangements; and

     o Eagle-Picher's failure to deliver 200 kilograms of silicon-28 to us, resulting in our need to use our capital to purchase the silicon-28 from other suppliers and a delay in our ability to complete our research and development program for silicon-28, resulting in a delay in our ability to achieve revenues from silicon-28.

     It is possible that the following circumstances may develop and may further adversely impact our available working capital and materially impact our ability to continue our business operations:

     o unanticipated expenses in developing our new products or in producing or marketing our existing products;

     o the necessity of having to protect and enforce our intellectual property rights;

     o    technological and market developments;

     o a corporate decision to expand our production capacity through capital investment or acquisition; and

     o the possibility that we may suffer an adverse decision in our Eagle-Picher arbitration as described in the documents incorporated by reference, especially (but not exclusively) our annual report on Form 10-KSB.

     We may not be able to obtain equity or debt financing on reasonable terms when we need such financing. The unavailability of additional financing, when needed, could have a material adverse effect on our business.

     Our current working capital shortage and operating losses resulted in our auditors including an explanatory paragraph in their opinion on our financial statements as of and for the year ended April 30, 2001 that such factors raised a substantial doubt regarding our ability to continue as a going concern.

WE HAVE RAISED CAPITAL DURING THE NINE MONTHS ENDED JANUARY 31, 2002 AND THE YEAR ENDED APRIL 30, 2001, WHICH HAS RESULTED IN DILUTION TO OUR EXISTING SHAREHOLDERS. THIS WAS NECESSARY IN ORDER TO PROVIDE NECESSARY WORKING CAPITAL AND WE MAY BE REQUIRED TO RAISE ADDITIONAL CAPITAL, WHICH MAY RESULT IN SUBSTANTIAL ADDITIONAL DILUTION

     During the nine months ended January 31, 2002, we issued 494,849 shares of common stock for approximately $473,000 as the result of the exercise of common stock warrants. Included in the exercised common stock warrants were 202,500 Class B warrants. Subsequently we raised an additional $1,000,000 which resulted in the issuance of the Series 2002A promissory notes and the common stock purchase warrants being registered in this prospectus.

     On December 13, 2000, we sold 337,500 units consisting of one share of our common stock and two Class B warrants for $675,000 to a group of accredited investors. As a result of subsequent adjustments, we issued an additional 112,504 shares of common stock and an additional 675,000 Class B warrants.

     The exercise of outstanding common stock purchase warrants may provide us with some additional financing, but it is likely that no warrants will be exercised unless the market price is in excess of the exercise price ($1.50 per share for the Class B warrants, and $2.50 per share for the Class C warrants, and prices ranging from $1.50 to $9.57 for other outstanding warrants). Any such exercise will result in additional dilution to our shareholders.

     Furthermore, our efforts to raise working capital have resulted in dilution adjustments to our outstanding common stock warrants associated with the preferred stock private placement completed on July 29, 1999. These dilution adjustments did not result in any additional investment in Isonics, but resulted in the issuance of 788,955 additional common stock warrants for no additional consideration and reduced the exercise price to $2.79 for all related common stock warrants.

     In addition to anti-dilution rights, there are provisions associated with the preferred stock private placement completed on July 29, 1999 that if triggered, would reduce the current conversion price and effectively allow the preferred shares to convert to common stock at a ratio greater than a one for one basis. As a result of the issuance of the Series 2002A 4% convertible promissory notes at $1.00 per share, the preferred stock is now convertible at approximately 1.50 shares of common stock for each share of Series A Convertible Preferred Stock outstanding. As of April 12, 2002 there were 963,666 shares of Series A Convertible Preferred Stock outstanding.

     If we are successful in raising additional working capital, our shareholders may incur additional dilution adjustments.

OPERATIONS IN RUSSIA, THE REPUBLIC OF UZBEKISTAN, AND THE REPUBLIC OF GEORGIA MAY BE DISRUPTED BECAUSE OF A VOLATILE POLITICAL AND ECONOMIC CLIMATE BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR SUPPLY OF RAW MATERIALS

     Operations in Russia, the Republic of Uzbekistan, and the Republic of Georgia entail risks. The former republics of the Soviet Union including Uzbekistan and Georgia are experiencing political, social and economic change as they obtain independence from the former central government in Moscow. Some of the republics, including Russia, Uzbekistan and Georgia, are attempting to transition from a central-controlled economy toward a market-based economy. These changes have involved, in some cases, armed conflict and the risk of continued instability has increased since the terrorist attacks on the United States of September 11, 2001. Although Uzbekistan borders Afghanistan, the conflict in Afghanistan has not impacted our supply of isotopes. Political or economic instability in these republics may continue or worsen. The price, availability, quality, quantity, ability to export and supply of stable and radioactive isotopes could be directly affected by political, economic and military conditions in Russia, Uzbekistan and Georgia.

     We are dependent on suppliers from Russia, Uzbekistan, and Georgia for approximately 90% of our stable isotopes and 90% of our radioisotopes. Accordingly, our operations could be materially adversely affected if hostilities in Russia, Uzbekistan, or Georgia should occur, if trade between Russia, Uzbekistan and/or Georgia and the United States were interrupted or ceased, if political conditions in Russia, Uzbekistan or Georgia disrupt transportation or processing of our goods, if laws or government policies concerning foreign business operations in Russia, Uzbekistan or Georgia change substantially, or if tariffs are introduced.

BECAUSE WE DEPEND UPON FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED IF WE LOSE ANY ONE OF THESE CUSTOMERS

     Three customers (Perkin Elmer Life Sciences, Eastern Isotopes, and Reviss Ltd.) accounted for approximately 24%, 19% and 5%, respectively, of net revenues for the nine months ended January 31, 2002. Two customers (Perkin Elmer Life Sciences and Reviss Ltd.) accounted for approximately 38% and 11%, respectively, of the German segment's revenue for the nine months ended January 31, 2002. Five customers (Perkin Elmer Life Sciences, Eastern Isotopes, Reviss Ltd., Commisariat and IPL) accounted for approximately 16%, 9%, 7%, 5% and 4%, respectively of net revenues for the year ended April 30, 2001. Two customers (Perkin Elmer Life Sciences and Reviss Ltd.) accounted for approximately 24% and 11%, respectively of the German segment's net revenues for the year ended April 30, 2001. While our goal is to diversify our customer base, we expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenues for the foreseeable future. Significant reductions in sales to any of our large customers have had, and may in the future have, a material adverse effect on us by reducing our revenues and our gross margins. Present or future customers could terminate their purchasing patterns with us or significantly change, reduce or delay the amount of isotope or other products ordered from us.

IF DEMAND FOR OUR PRODUCT GROWS SUDDENLY, WE MAY LACK THE RESOURCES TO MEET DEMAND OR WE MAY BE REQUIRED TO INCREASE OUR CAPITAL SPENDING SIGNIFICANTLY

     We have experienced, and may again experience, periods of rapid growth that place a significant strain on our financial and managerial resources. Through our marketing efforts we have increased the number and type of products we offer to our customers in our effort to replace the cash flow reduction that occurred as a result of the sale of our depleted zinc operations, and we are continuing to look for new products to offer. Through our research and development efforts we are also attempting to develop additional products and lines of business. Our ability to manage growth effectively, particularly given our increasing scope of operations, will require us to continue to implement and improve our management, operational and financial information systems, and will require us to develop the management skills of our personnel and to train, motivate and manage our employees. Our failure to effectively manage growth could increase our costs of operations and reduce our margins and liquidity, which could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE ARE DEPENDENT UPON OUR KEY PERSONNEL FOR OUR FUTURE SUCCESS, IF WE FAIL TO RETAIN OR ATTRACT KEY PERSONNEL, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including James E. Alexander, our President and Chief Executive Officer; Boris Rubizhevsky, our Senior Vice President, Isotope Production and Supply; Daniel Grady, Vice President, Life Sciences, Stephen Burden, Vice President, Semiconductor Materials, and Hans Walitzki, Vice President, Advanced Wafer Technology. We have obtained $1,000,000 of key man life insurance on the lives of Mr. Alexander and Mr. Rubizhevsky. Currently neither Mr. Alexander nor Mr. Rubizhevsky are covered by employment agreements and the compensation committee has not yet determined if they will issue new contracts. Mr. Grady and Mr. Burden are covered by employment agreements with an indefinite term that provides at-will employment, terminable at any time by either party. Mr. Walitzki is covered by an employment agreement through November 2006.

     We believe that our future success will also depend upon our ability to attract and retain other qualified personnel for our operations. The failure to attract or retain such persons could materially adversely affect our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH WOULD REDUCE OUR COMPETITIVE ADVANTAGE

     We rely primarily on a combination of patents and patent applications, trade secrets, confidentiality procedures, and contractual provisions to protect our technology. Despite our efforts to protect our technology, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology and products is difficult. In addition, the laws of many countries do not protect our rights to information, materials and intellectual property that we regard as proprietary, and that are protected under the laws of the United States. We may not be able to protect our proprietary interests, or our competitors may independently develop similar technology or intellectual property. If either one of these situations occurs, we may lose existing customers and our business may suffer.

     The validity of any of the patents licensed to us, or that may in the future be owned by us, may not be upheld if challenged by others in litigation. Further, our products or technologies, even if covered by our patents, may infringe upon patents owned by others. We could incur substantial costs in defending suits brought against us, or any of our licensors, for infringement, in suits by us against others for infringement, or in suits contesting the validity of a patent. Any such proceeding may be protracted. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence. If the outcome of any such litigation were adverse to our interests, our liquidity and business operations would be materially adversely affected.

WE FACE TECHNOLOGICAL CHANGE AND INTENSE COMPETITION BOTH DOMESTICALLY AND INTERNATIONALLY WHICH MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS PROFITABLY

     Although we do not believe that any entity produces a complete range of stable enriched isotopes for commercial sale, many of our competitors have significantly greater funding than do we and may be able to develop products which are competitive with our products.

     Further, it is possible that future technological developments may occur. The market for our isotope products is characterized by rapidly evolving technology and continuing process development. Our future success will depend upon our ability to develop and market isotope products that meet changing customer and technological needs on a cost effective and timely basis. Specifically, the failure by Eagle-Picher to provide us with silicon-28 has hindered, and may continue to hinder, our research and development activities, which then negatively affects our ability to remain competitive. If we fail to remain competitive by anticipating the needs of our customers and our customers contract with other suppliers, our revenues and resulting cash flow could be materially and adversely affected.

WE COULD BE SUBJECT TO ENVIRONMENTAL REGULATION BY FEDERAL, STATE AND LOCAL AGENCIES, INCLUDING LAWS THAT IMPOSE LIABILITY WITHOUT FAULT, WHICH COULD PRODUCE WORKING CAPITAL SHORTAGES AND LESSEN SHAREHOLDERS' EQUITY

     We could become subject to a variety of federal, state, and local environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during the isotope product delivery and manufacturing process, although we do not believe that there is any such regulation directly applicable to our current operations. Regulations that become applicable to our operations in the future could restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with governmental regulations. Historically, our costs of compliance with environmental regulations have not been significant. In the quarter ended October 31, 2000, we recognized a $270,000 expense to remediate the Golden, Colorado facility. The lease and this liability were assumed by the buyers of International Process Research Corporation effective February 1, 2001.

WE ARE CONTROLLED BY ONLY A FEW OFFICERS AND DIRECTORS AND, CONSEQUENTLY, PURCHASERS OF OUR SHARES WILL HAVE VERY LITTLE ABILITY TO ELECT OR SIGNIFICANTLY INFLUENCE OUR MANAGEMENT

     Even if all outstanding warrants and stock options are exercised and convertible securities are exchanged for common stock, our directors and officers will beneficially own approximately 27.4% of the outstanding shares of common stock as of April 12, 2002, and, accordingly, may have the ability to elect a majority of the directors of Isonics and otherwise significantly influence the company. As a result, such persons, acting together, will have the ability to significantly influence all matters submitted to stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of substantially all of our assets, and to influence our management and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation or takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

WE RISK EXPOSING OURSELVES TO AN ABOVE-POLICY LIMIT PRODUCT LIABILITY CLAIM, WHICH COULD ADVERSELY AFFECT OUR WORKING CAPITAL, SHAREHOLDERS' EQUITY AND PROFITABILITY

     The use of our radioisotopes in radiopharmaceuticals and in clinical trials may expose us to potential product liability risks that are inherent in the testing, manufacture, marketing, and sale of human diagnostic and therapeutic products. We currently have product liability insurance; however, there is a risk that our insurance would not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products.

OUR COMMON STOCK IS VULNERABLE TO PRICING AND PURCHASING ACTIONS THAT ARE BEYOND OUR CONTROL AND, THEREFORE, PERSONS ACQUIRING OUR SHARES OR WARRANTS MAY BE UNABLE TO RESELL THEIR SHARES OR WARRANTS AT A PROFIT AS A RESULT OF THIS VOLATILITY

     The trading price of our securities has been subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, our announcements of technological innovations or new products by us or our competitors, and other events and factors. The securities markets themselves have from time to time and recently experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in our testing and development schedules, technological innovations or new products by us or our competitors and developments or disputes concerning patents or proprietary rights could have a significant and adverse impact on such market prices. Regulatory developments in the United States and foreign countries, public concern as to the safety of products containing radioactive compounds, economic and other external factors, all affect the market price of our securities. IN ADDITION, THE REALIZATION OF ANY OF THE RISKS DESCRIBED IN THESE "RISK FACTORS" COULD HAVE A SIGNIFICANT AND ADVERSE IMPACT ON SUCH MARKET PRICES.

SEC PENNY STOCK REGULATIONS MAY LIMIT THE ABILITY TO TRADE OUR SECURITIES ON THE NASDAQ SMALL CAP MARKET

     Although our common stock is currently quoted on the Nasdaq SmallCap Stock Market, our common stock has in the past been subject to additional disclosure requirements for penny stocks mandated by the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share. We have, at times in the past, been included within the SEC Rule 3a-51 definition of a penny stock. When our common stock is considered to be a "penny stock", trading is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, for non-Nasdaq and non-national securities exchange listed securities.

     Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their securities in the secondary market. To the extent we are able to maintain our listing on the Nasdaq SmallCap Stock Market, we will not be subject to these penny stock rules. Reasons for being unable to maintain our listing on the Nasdaq SmallCap Stock Market include:

     o the inability to maintain a bid price for our common stock of $1.00 for the requisite period of time and

     o the inability to maintain either the minimum Stockholders' equity, market capitalization or net income along with the required number of market makers and shareholders necessary for listing.

     We currently satisfy all requirements for continued listing on the Nasdaq SmallCap Market, although the volatility of our stock prices and our financial condition may result in our failing to meet Nasdaq's requirements at some future date. The time required for meeting these thresholds is contingent on any action (or inaction) by Nasdaq with respect to our listing.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

     Our stock price may decline by future sales of our shares or the perception that such sales may occur. As of April 12, 2002, approximately 5,616,467 shares of common stock held by existing stockholders constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

     Approximately 85% of the restricted shares of our common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline.

OUTSTANDING SERIES A PREFERRED STOCK, OPTIONS AND WARRANTS MAY MAKE IT DIFFICULT FOR US TO OBTAIN ADDITIONAL CAPITAL ON REASONABLE TERMS

     As of April 12, 2002, we had outstanding preferred stock and promissory notes convertible into, and options and warrants to purchase, an aggregate of 10,192,204 shares of common stock. As long as these shares of Series A convertible preferred stock and convertible promissory notes remain outstanding and the options and warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected because any new investors will perceive that these lower priced securities offer a risk of substantial potential dilution. Depending on the market price for our common stock as reported by Nasdaq and other sources, new investors frequently prefer to negotiate prices that are at or below the conversion price or exercise price of existing securities.

PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR DELAY A CHANGE IN CONTROL, WHICH COULD DELAY OR PREVENT A TAKEOVER

     Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences, as may be determined by our Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay, or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

PROVISIONS IN OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS TO THE FULL EXTENT PERMITTED BY CALIFORNIA LAW, WHICH COULD REQUIRE US TO DIRECT FUNDS AWAY FROM OUR BUSINESS AND PRODUCTS

     Our Bylaws provide for indemnification of officers and directors to the full extent permitted by California law, our state of incorporation. We may be required to pay judgments, fines, and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our products, thereby affecting our ability to attain profitability. This could cause our stock price to drop.

THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS PROSPECTUS MAY PROVE TO BE INACCURATE

     In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events.

     The forward-looking statements generally can be identified by the use of terms such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Furthermore, statements that describe our objectives, plans, or goals are, or may be, forward-looking statements.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results.

                                   WHO WE ARE

     Our corporate name is "Isonics Corporation." We are an advanced materials and technology company. We are developing and we anticipate commercializing products created from materials, including materials whose natural isotopic ratios have been modified as well as non-isotopic (natural) materials. An isotope is one of two or more species (or nuclides) of the same chemical element that differ from one another only in the number of neutrons in the atom's nucleus. The different number of neutrons can create significantly different nuclear properties. The most well-known of these properties is radioactivity. Radioactive isotopes (or radioisotopes) can be found in nature. Most of our radioisotopes, however, are man-made. Stable isotopes, as distinguished from radioisotopes, are not radioactive. Several manufacturers, located primarily in republics that once were part of the Soviet Union, produce these isotopes. We buy these isotopes from the manufacturers and resell them in the form of common chemical compounds. For example, oxygen-18 is sold as water, and carbon-13 is sold as carbon dioxide. Today our business addresses the material needs of two primary markets:

     o    life sciences (involving isotopic materials) and

     o semiconductor materials and products (including both isotopic and non-isotopic materials).

     While we currently are focusing on these two markets, we continue to evaluate other applications for both stable and radioisotopes and non-isotopic materials. We also sell isotopes for use in basic scientific research and industrial applications. We believe our core competency is our ability to identify, develop, source, and commercialize products and services based on isotopically engineered materials as well as non-isotopic semi-conductor materials.

     We were formed in March 1992, as a partnership, and were subsequently incorporated in California in March 1993, as A&R Materials, Inc. In September 1996, we changed our name to Isonics Corporation. The common stock of Isonics is traded on the Nasdaq SmallCap Market under the symbol "ISON." The market for our stock has historically been characterized generally by low volume, and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our stock or our warrants.

     The address of our principal executive offices and our telephone and facsimile numbers at that address are:

          Isonics Corporation
          5906 McIntyre Street
          Golden, Colorado 80403
          Telephone No.: (303) 279-7900
          Facsimile No.: (303) 279-7300

                                 USE OF PROCEEDS

     The Selling Shareholders named in this Prospectus will receive all proceeds from the sale of the shares offered and sold under this Prospectus.

     If and to the extent any Selling Shareholder exercises any of the outstanding warrants for cash, we will receive proceeds equal to the aggregate exercise price of the warrants, which may be $0.00 or as much as $1,450,000, if all of the warrants are exercised for cash. The warrants are described under the caption "Selling Shareholders." Any proceeds we may receive from the exercise of any warrants will be used for working capital. We cannot offer any assurance that any warrants will be exercised.

     The Selling Shareholders will pay any selling commissions and expenses they may incur for brokerage, accounting, tax, legal services or other expenses relating to the disposition of their shares, as well as any transfer taxes on the shares that they sell. We will bear all other costs, fees and expenses relating to the registration of the shares, including, without limitation, all registration and filing fees, Nasdaq listing fees, fees and expenses of our counsel, fees of our accountants, and blue sky fees and expenses.

                              SELLING SHAREHOLDERS

     The Selling Shareholders are offering up to 1,350,000 shares of common stock. Of these:

     100,000 shares are issuable to seven Selling Shareholders should they exercise outstanding common stock purchase warrants exercisable at a price of $1.25 per share;

     50,000 shares are issuable to seven Selling Shareholders should they exercise outstanding warrants to purchase common stock exercisable at a price of $1.50 per share;

     1,000,000 shares are issuable to five Selling Shareholders should they convert Series 2002A 4% Convertible Promissory Notes into common stock at a price of $1.00 per share or should we repay the promissory notes by issuing shares of our common stock; and

     200,000 shares are issuable to five Selling Shareholders should they exercise outstanding warrants to purchase common stock exercisable at a price of $1.25 per share, which warrants were granted in connection with the 2002A 4% Convertible Promissory Notes.

     We have a right to repay the promissory notes in cash, but if we do so, we have an obligation to issue up to an additional 1,000,000 common stock purchase warrants (exercisable at $1.00) at the rate of one warrant for each $1.00 in principal cash payment. If we issue these warrants, we will not issue the 1,000,000 shares to holders of the Series 2002A 4% Convertible Promissory Notes because they will not have converted those Notes.

     We have set forth in the following table, to our knowledge, information about the selling stockholders as of April 12, 2002, or such later date as the selling stockholders have provided the information. We have calculated beneficial ownership based on SEC requirements, and the information we have included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless we otherwise indicate below, each stockholder named in the table has sole voting and investment power with respect to all shares he, she or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each selling stockholder upon the sum of the "Common Stock" and "Common Stock Issuable Upon Exercise of Warrants and Conversion or Payment of Notes" columns.

     Percentages in the below table were calculated using a denominator equal to the total number of shares outstanding (10,824,812 as of April 12, 2002) plus the number of convertible securities and common stock purchase warrants included in the numerator.

     None of the Selling Shareholders has had any material relationship with Isonics during the past three years except in connection with the investment banking agreement that resulted in the issuance of 50,000 common stock purchase warrants (exercisable at $1.50) and payment of additional consideration.

     We do not know when or in what amounts the Selling Shareholders may offer Shares for sale. The Selling Shareholders may decide not to sell all or any of the shares that this prospectus covers. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Shareholders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Shareholders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Shareholders will hold none of the shares that this prospectus covers.

----------------------------------------------------------------------------------------------------------------
Name of Selling       Common Stock Beneficially Owned Prior    Common Stock    Common Stock to be Beneficially
Shareholder(s)        to Offering                              Offered         Owned After Offering Assuming All
                                                               Pursuant to     Shares Offered are Sold
                                                               this
                                                               Prospectus
                      --------------------------------------   ------------    ---------------------------------
                      Common     Common        Common Stock                    Common Stock     Percent
                      Stock      Stock         Issuable upon
                      owned      Issuable      Conversion or
                                 upon          Payment of
                                 exercise of   Notes
                                 Warrants
--------------------- ---------  -----------   -------------   ------------   -------------    -----------------
Alpha Capital A.G.,   -0-        60,000        300,000         360,000
a Lichtenstein
Corporation (1)

Boat Basin            -0-        50,000        250,000         300,000
Investors LLC, a
St. Kitts & Nevis
Limited Liability
Company (1)

Vincent Calicchia     -0-        12,500        -0-             12,500
(2)

Tim Mahoney (2)       -0-        10,000        -0-             10,000

Richard Rosenblum     -0-        30,000        -0-             30,000
(2)

Mark Siegel (2)       -0-        20,000        50,000          70,000

Leonard Sokolow (2)   -0-        20,000        50,000          70,000

David Stefansky (2)   -0-        30,000        -0-             30,000

Stone Street          -0-        70,000        350,000         420,000
Limited
Partnership, an
Ontario Limited
Partnership (1)

vFinance, Inc. (2)    -0-        47,500        -0-             47,500
----------------------------------------------------------------------------------------------------------------

(1) In the case of Alpha Capital A.G., Boat Basin Investors LLC, and Stone Street Limited Partnership, the warrants are each exercisable for $1.25 per share and expire March 20, 2005. The promissory notes are convertible at $1.00 per share, and the amount includes only the face value of the promissory notes. Although the notes provide that we may issue shares of stock to repay the promissory notes, we are not registerting the issuance of the shares in this prospectus, but rather the ability of the Selling Shareholders to transfer the shares once issued. The initial issuance of the shares to the Selling Shareholders upon exercise of the warrants or conversion of the Series 2002A 4% convertible promissory notes can only be accomplished pursuant to an exemption from registration.

(2) In the case of Messrs. Calicchia, Mahoney, Rosenblum, Siegel, Sokolow and Stefansky, and vFinance, Inc., the securities consist of warrants exericisable at both $1.25 per share and $1.50 per share, and in some cases convertible promissory notes, as follows:

----------------------------------------------------------------------------
                                                              Exercise or
                          Warrants or Notes       Number    Conversion Price
                          -----------------       ------    ----------------
Mr. Calicchia             Warrants                 8,333          $1.25
                                                   4,167          $1.50

Mr. Mahoney               Warrants                 6,667          $1.25
                                                   3,333          $1.50

Mr. Rosenblum             Warrants                20,000          $1.25
                                                  10,000          $1.50

Mr. Siegel                Warrants                16,667          $1.25
                                                   3,333          $1.50
                          Note                    50,000          $1.00

Mr. Sokolow               Warrants                16,667          $1.25
                                                   3,333          $1.50
                          Note                    50,000          $1.00

Mr. Stefansky             Warrants                20,000          $1.25
                                                  10,000          $1.50

vFinance                  Warrants                31,666          $1.25
                                                  15,834          $1.50
----------------------------------------------------------------------------

     Based on information the Selling Shareholders have given to us, none of the Selling Shareholders own, directly or indirectly, shares of our Common Stock other than listed above.

     The foregoing tables also do not include 1,000,000 shares included in this Prospectus underlying common stock purchase warrants (exercisable at $1.00 per share) that we will have to issue to the extent that we repay any portion of the outstanding promissory notes in cash. We must issue one common stock purchase warrant for each $1.00 cash payment that we make.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may, from time to time, offer and sell the shares included in this prospectus. The term "Selling Stockholders" includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this prospectus from the Selling Shareholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

     The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o an over-the-counter distribution in accordance with the rules of the Nasdaq SmallCap Market; and

     o    in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the Selling Shareholders may:

     o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

     o sell the shares short and redeliver the shares to close out such short positions;

     o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this prospectus offers, which they may in turn resell; and

     o pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition, the Selling Shareholders may sell any shares that qualify for sale pursuant to Rule 144 under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents that the Selling Shareholders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts that the parties may negotiate immediately prior to the sale.

     In offering shares that this prospectus covers, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Shareholders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

     In order to comply with the securities laws of some states, the Selling Shareholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Shareholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Shareholder complies with the exemption.

     We will advise the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

     At the time a Selling Shareholder makes a particular offer of shares, if required, we will distribute a prospectus supplement that will set forth:

     o    the number of shares that the Selling Shareholder is offering;

     o the terms of the offering, including the name of any underwriter, dealer or agent;

     o    the purchase price paid by any underwriter;

     o    any discount, commission and other underwriter compensation;

     o any discount, commission or concession allowed or reallowed or paid to any dealer; and

     o    the proposed selling price to the public.

     We have agreed to indemnify the Selling Shareholders against certain liabilities, and each of the Selling Shareholders has agreed to indemnify us against certain liabilities, in both cases including liabilities under the Securities Act.


                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of April 12, 2002, there were outstanding:

     10,824,812 shares of Common Stock

     963,666 shares of Series A Convertible Preferred Stock convertible into common stock at the rate of 1.50 shares of common stock for each share of Series A Convertible Preferred Stock

     1,000,000 shares issuable upon conversion or payment of our Series 2002A convertible promissory notes

     1,568,473 shares issuable upon exercise of options issued pursuant to our employee benefit plans

     6,178,232 shares issuable upon exercise of outstanding warrants

COMMON STOCK

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

     Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders.

     Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

     The Bylaws provide that so long as we are a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. At the present time however, we are not a "listed company" as defined in California law, and as a result cumulative voting will continue to apply in connection with the election of directors.

     The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Isonics, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding Preferred Stock, are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

WARRANTS

     The warrants are exercisable to purchase shares of common stock until March 20, 2005 at prices of either $1.25 or $1.50. The warrants are exercisable for cash only. There are no conversion rights or exchange rights associated with the warrants. The warrants are subject to standard dilution adjustment.

2002A 4% CONVERTIBLE PROMISSORY NOTE

     The 2002A 4% Convertible Promissory Notes are due on March 1, 2003 and contain standard default provisions should we fail to comply with any of the terms of the promissory notes. In addition, if this prospectus is not effective by June 14, 2002, the holders may declare the promissory notes to be in default and, among other remedies, foreclose against the shares pledged as collateral by Messrs. Alexander and Rubizhevsky. It will not be considered an event of default to the extent any delay in the effectiveness of the Registration Statement occurs because of an act of, or a failure to act or to act timely by any of the Selling Shareholders or their counsel.

     We have the ability to repay these notes in cash or in shares of our common stock (at $1.00 per share), so long as the shares are registered. To the extent that we repay the notes in cash, we are obligated to issue warrants to the holder entitling them to purchase shares of our common stock at $1.00 per share for each $1.00 of cash repayment. Each note is convertible into shares of our common stock at $1.00 per share, and various obligations of the notes are guaranteed by James E. Alexander (our president) and Boris Rubizhevsky (our senior vice president). They each pledged 500,000 shares of our common stock they own to secure these obligations (a total of 1,000,000 shares). We also issued each lender a warrant to acquire one share of our restricted common stock for each $5.00 loaned to us.


TRANSFER AGENT

     The transfer agent for our Common Stock is Continental Stock Transfer & Trust Co., 17 Battery Place, 8th Floor, New York, NY 10004.


       SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     The Articles of Incorporation of Isonics require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of Isonics or not opposed to it. Isonics is also required to indemnify a person who is or was a director, officer, employee or agent of Isonics and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Isonics under the provisions discussed in the previous paragraph, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS

     The consolidated financial statements included in the Annual Report on Form 10-KSB of Isonics Corporation for the year ended April 30, 2001, which have been incorporated by reference in this registration statement, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters have been passed upon for Isonics by Burns, Figa & Will, P.C., Englewood, Colorado. The validity of the shares of Common Stock offered hereby has been passed upon as to matters of California law by Arter & Hadden, LLP, Los Angeles, California.

                          Back Cover Page of Prospectus


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ISONICS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE

                                                                   Page
                                                                   -----
How to Obtain Additional Information                                 5
Documents Incorporated by Reference                                  5
Note of Caution Regarding Forward Looking Statements                 6
Prospectus Summary                                                   7
Risk Factors                                                         8
Who We Are                                                          16
Use of Proceeds                                                     17
Selling Shareholders                                                18
Plan of Distribution                                                20
Description of Securities                                           22
Securities and Exchange Commission Position on Indemnification
for Securities Act Liabilities                                      24
Experts                                                             24
Legal Matters                                                       24


PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee.

----------------------------------------------
Registration and filing fee            $    77
Printing                               $ 6,000
Accounting fees and expenses           $ 5,000
Legal fees and expenses                $10,000
Blue sky filing fees and expenses      $ 5,000
Transfer and Warrant Agent fees        $ 1,000
Miscellaneous                          $ 2,923
                                       -------
Total                                  $30,000
----------------------------------------------

Item 15. Indemnification of Directors and Officers.

     The Articles of Incorporation of Isonics include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to Isonics and its shareholders for monetary damages for breach of the directors' fiduciary duties. This limitation has no effect on a director's liability

     o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     o for acts or omissions that a director believes to be contrary to the best interests of Isonics or its shareholders or that involved the absence of good faith on the part of the director;

     o for any transaction from which the director derived an improper personal benefit;

     o for acts or omissions that show a reckless disregard for the director's duty to Isonics or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Isonics or its shareholders; and

     o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Isonics or its shareholders, under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between Isonics and a director or under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

     The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to Isonics' shareholders for any violation of a director's fiduciary duty to Isonics or its shareholders.

     The Articles of Incorporation further authorize Isonics to indemnify its agents (as defined in Section 317(a) of the Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Bylaws of Isonics provide for indemnification of directors and officers. The Bylaws also permit Isonics to enter into indemnity agreements with individual directors, officers, employees and other agents. Isonics intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These Agreements, together with the Bylaws and Articles of Incorporation, may require Isonics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

     In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan provides indemnification to members of the Board of Directors, officers, or employees of Isonics to whom authority to act for the Board in connection with the Existing Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

     Isonics currently has directors and officers' liability insurance.

     At present, there is no pending litigation or proceeding involving a director, officer or employee of Isonics pursuant to which indemnification is sought, nor is Isonics aware of any threatened litigation that may result in claims for indemnification.

     Section 317 of the Code and the Bylaws of Isonics make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isonics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document                                               Exhibit Number
--------                                               --------------
Underwriting Agreement                                    1.01
Registrant's Certificate of Incorporation                 3.01
Registrant's Bylaws                                       3.02
Form of Indemnity Agreement                              10.09

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits Pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER    TITLE
-------   -----
1.01      Form of Underwriting Agreement. (1)
3.01      Registrant's Amended and Restated Articles of Incorporation. (1)
3.02      Registrant's Bylaws. (1)
3.03      Certificate of Determination of Preferences and Rights of the Series A
          preferred stock (see exhibit 10.18).
3.04      Certificate Of Determination Of Preferences And Rights Of Series B
          Convertible Preferred Stock(11)
3.05      Certificate of Amendment to Articles of Incorporation(13)
4.01      Specimen Common Stock Certificate. (1)
4.02      Form of Representatives' warrant Agreement. (1)
4.03      Form of warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company, Monroe Parker Securities. (1)
4.04      Form of warrant Agreement between the Registrant and Continental Stock
          Transfer & Trust Company. (8)
4.05      Amendment No. 1 to warrant Agreement between the Registrant and
          Continental Stock Transfer & Trust Company. (7)
5.01*     Opinion of Arter & Hadden, LLP, as to legality of securities
10.01     Registrant's 1996 Stock Option Plan. (1)(2)
10.02     Form of Employment Agreement between the Registrant and certain officers of the Registrant. (1)(2)
10.03     Registrant's 1996 Executives Equity Incentive Plan. (1)(2)
10.04     Registrant's 1996 Equity Incentive Plan. (1)(2)
10.05     Memorandum of Agreement between Electrochemical Plant, AO
          Techsnabexport, Co., Ltd. and Registrant. (1)
10.06     Option Agreement between the Registrant and Yale University. (1)
10.07     Office Lease Agreement between Paulsen Properties and the Registrant dated as of January 1, 1996, as amended. (1)
10.08     Letter from Yale University to Registrant dated February 10, 1996. (1)
10.09     Form of Indemnity Agreement entered into by Registrant with each of its directors and investors. (2)
10.10     Stock Purchase Agreement, dated as of April 30, 1998, among Isonics
          Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, and International Process Research Corporation, a Colorado corporation. (3)
10.10.1   Escrow Agreement, dated as of May 15, 1998, among Isonics Corporation, a California corporation, Metallurgy International, Inc., a Nevada corporation, Robert H. Cuttriss (as Agent), and Colorado Business
          Bank, as Escrow Agent. (3)
10.11     Registration Rights Agreement dated as of September 27, 1996 by and between Registrant and certain investors. (1)
10.12     Employment Agreement between the Registrant and James E. Alexander. (1)(2)
10.13     Employment Agreement between the Registrant and Boris Rubizhevsky. (1)(2)

EXHIBIT
NUMBER    TITLE
-------   -----
10.14     Security Agreement dated March 31, 1995 between Isonics and Isoserve, Inc. (1)
10.15
10.16     February 1997 Agreement between the Registrant, Electrochemical Plant and AO Techsnabexport, Co., Ltd. (1)
10.17     Letter from Yale University to Registrant dated January 28, 1997. (1)
10.18     Certificate of Determination of Preferences and Rights of the Series A
          preferred stock. (4)
10.19     Form of Subscription Agreement (7-29-1999 transaction). (4)
10.20     Form of warrant (7-29-1999 transaction). (4)
10.21     Investment Banking Agreement (7-29-1999 transaction). (4)
10.22     Form of Registration Rights Agreement (7-29-1999 transaction). (4)
10.23     Asset Purchase Agreement dated December 1, 1999 between the Registrant and Eagle-Picher Technologies, LLC. (5)
10.24     Registration Rights Agreement dated December 1, 1999 between the
          Registrant and Eagle-Picher Technologies, LLC. (5)
10.25     Warrant Agreement dated December 1, 1999 between the Registrant and
          Eagle-Picher Technologies, LLC. (5)
10.26     Supply Agreement between the Registrant and Eagle-Picher Technologies, LLC. (6)
10.27     Amended and Restated warrant Agreement effective as of January 15,
          2001, between the Registrant and Continental Stock Transfer and Trust
          Company, Inc. (8)
10.28     Stock Purchase Agreement dated February 1, 2001, by and between
          Isonics Corporation and Interpro Zinc, LLC. (9)
10.29     Joint R&D Project Agreement, dated April 21, 1999, by and between
          Silex Systems Limited and Isonics Corporation. (10)
10.30     Contribution to "Corporate Research - ECE/Baliga" fund dated December
          30, 1999, from Isonics Corporation to North Carolina State University. (10)
10.31     Sponsored Research Agreement, dated December 15, 1999, by and between
          Isonics Corporation and Southern Methodist University. (10)
10.32     Stevenson-Wydler Cooperative Research and Development Agreement, dated
          November 9, 1999, by and between Ernest Orlando Lawrence Berkeley
          National Laboratory and Isonics Corporation (with attached Project
          Letter Agreement). (10)
10.33     Memorandum of Agreement, dated July 1996, by and among Electrochemical
          Plant, AO Techsnabexport Co., Ltd. And A & R Materials, Inc. (10)
10.34     Agreement between Isonics Corporation and Silicon Evolution, Inc.
          dated September 14, 2001 (12)
10.35     Technology License Agreement dated September 14, 2001, between Silicon
          Evolution, Inc. and Isonics Corporation (12)
10.36     Form of employment agreement to be entered into pursuant to the agreement between Isonics Corporation and Silicon Evolution, Inc.
          dated September 14, 2001 (12)
10.37     Form of lease agreement to be entered into pursuant to the agreement between Isonics Corporation and Silicon Evolution, Inc. dated
          September 14, 2001 (12)
10.38     Amended and Restated Warrant Agreement dated July 26, 2001. (11)
10.39     Consulting Agreement dated October 15, 2001, with Wells Investment Group(13)
10.40     Form of Registration Rights Agreement (3-22-2002 transaction) (14)
10.41     Form of Series 2002A 4% Convertible Promissory Note due March 1, 2003
          (3-22-2002 transaction) (14)
10.42     Form of Warrant Agreement expiring March 20, 2005 (3-22-2002 transaction) (14)
21.01     List of subsidiaries.
23.01*    Consent of independent accountants
23.02     Consent of Arter & Hadden, LLP (see exhibit 5.01)

*    Filed herewith. All other documents have been previously filed.

(1) Incorporated herein by reference to exhibit filed with Isonics' Registration Statement on Form SB-2 ("Registration Statement") (Commission file No. 333-13289) in which this exhibit bears the same number except exhibit 3.01, which was numbered 3.03 in that registration statement.

(2) Items that are management contracts or compensatory plans or arrangements required to be filed as exhibits pursuant to Item 13(a) of Form 10-KSB.

(3) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated May 15 and filed May 27, 1998, and incorporated herein by reference.

(4) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531), dated July 29 and filed August 12, 1999, and incorporated herein by reference.

(5) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated December 1, 1999, and filed December 10, 1999, and amendment thereto filed February 10, 2000, and incorporated herein by reference.

(6)  Confidential treatment obtained.

(7) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated August 17, 2000, and filed August 18, 2000, and incorporated herein by reference.

(8) Filed with Isonics' registration statement on Form S-4 (File No. 333-37696) or the amendments thereto, and incorporated herein by reference.

(9) Filed with Isonics' Current Report on Form 8-K (File No. 001-12531) dated February 1, 2001, and incorporated herein by reference.

(10) Filed with Isonics' annual report on Form 10-KSB (File No. 001-12531) for the year ended April 30, 2001, and incorporated herein by reference.

(11) Filed with Isonics' Form 8-A/12(g) filed on August 1, 2001.

(12) Filed with Amendment no. 2 to registration statement (File No. 333-56562) and incorporated herein by reference.

(13) Filed with Isonics' Form 8-K (File No. 001-12531) dated January 8, 2002 and incorporated herein by reference.

(14) Filed with Isonics' Form 8-K (File No. 001-12531) dated March 22, 2002 and incorporated herein by reference.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter; (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Registrant's Articles of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Jefferson County, State of Colorado, on April 24, 2002.

ISONICS CORPORATION

By: /s/ James E. Alexander
    ---------------------------
    James E. Alexander, President


     In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears constitutes and appoints James E. Alexander and Boris Rubizhevsky, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement file herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.


/s/ James E. Alexander       President, Chief Executive          April 24, 2002
----------------------       Officer, Chairman and Director


/s/ Boris Rubizhevsky        Senior Vice President and           April 24, 2002
----------------------       Director


/s/ Lindsay A. Gardner       Director                            April 24, 2002
----------------------


/s/ Richard Parker           Director                            April 24, 2002
----------------------


/s/ Larry J. Wells           Director                            April 24, 2002
----------------------


/s/ John V. Sakys            Chief Financial Officer             April 24, 2002
----------------------